SUBSIDIARY INFORMATION
      Registrant Questar Pipeline Company has four subsidiaries:
Questar TransColorado, Inc., Questar Line 90 Company, Questar Southern Trails Company, and Questar Transportation services Company, which are all Utah corporations.